                                 SCHEDULE 14A
                                (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2)
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (Section)240.14a-11(c) or
    (Section)240.14a-12

                    WILSHIRE FINANCIAL SERVICES GROUP INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1) or Item 22(a)(2)
    of Schedule 14A.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1) Title of each class of securities to which transaction applies:

            -------------------------------------------------------------------
        (2) Aggregate number of securities to which transaction applies:

            -------------------------------------------------------------------
        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

            -------------------------------------------------------------------
        (4) Proposed maximum aggregate value of transaction:

            -------------------------------------------------------------------
        (5) Total Fee Paid:

            -------------------------------------------------------------------
[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1) Amount Previously Paid:
                                   -------------------------------------------
        (2) Form, Schedule or Registration Statement No.:
                                                         ---------------------
        (3) Filing Party:
                         -----------------------------------------------------
        (4) Date Filed:
                       -------------------------------------------------------

       WILSHIRE
------------------------[LOGO]
Financial Services Group

1776 SW Madison Street
Portland, OR 97205

                                          April 11, 1997

Dear Stockholder:

  The enclosed Notice of Annual Meeting calls the 1997 Annual Meeting of Stockholders of Wilshire Financial Services Group Inc. I respectfully request that all Stockholders attend this Annual Meeting, if possible.

  Our Annual Report on Form 10-K for the fiscal year ended December 31, 1996 is enclosed. I hope you will read it carefully.

  Enclosed with this letter is a Proxy authorizing officers of the Company to vote your shares for you if you do not attend the Annual Meeting. Whether or not you are able to attend the Annual Meeting, I urge you to complete your Proxy and return it to our transfer agent, the Bank of New York, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Annual Meeting, either in person or by Proxy.

  I would appreciate your immediate attention to the mailing of this Proxy.

                                          Yours truly,

                                          /s/ Andrew A. Wiederhorn

                                          Andrew A. Wiederhorn
                                          Chairman and Chief Executive Officer

       WILSHIRE
------------------------[LOGO]
Financial Services Group

1776 SW Madison Street
Portland, OR 97205

                           NOTICE OF ANNUAL MEETING

  You are cordially invited to attend the 1997 Annual Meeting of stockholders of Wilshire Financial Services Group Inc., a Delaware corporation, which will be held on May 12, 1997 at 10:00 a.m. Pacific Time at the Multnomah Athletic Club, 1849 S.W. Salmon, Portland, Oregon 97205 for the following purposes:

1. To elect one director for a term of three years;

2. To ratify the selection of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending December 31, 1997; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

  The Board of Directors has fixed the close of business on March 31, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments.

  It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. Whether or not you expect to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States. The proxy is revocable at any time prior to its use.

                                          By Order of the Board of Directors,

                                          /s/ Lawrence A. Mendelsohn

                                          Lawrence A. Mendelsohn
                                          President

April 11, 1997

                    WILSHIRE FINANCIAL SERVICES GROUP INC.
                            1776 SW MADISON STREET
                              PORTLAND, OR 97205

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 12, 1997

                               ----------------
                                PROXY STATEMENT
                               ----------------

                              GENERAL INFORMATION

  The accompanying proxy is solicited by the Board of Directors of Wilshire Financial Services Group Inc., a Delaware corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders to be held at the Multnomah Athletic Club, 1849 S.W. Salmon, Portland, Oregon 97205, on May 12, 1997, at 10:00 a.m. Pacific Time, and at any adjournment thereof (the "Annual Meeting"). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the Board of Directors' recommendations.

  This Proxy Statement and accompanying proxy were first sent to stockholders on or about April 11, 1997.

  The Company will pay the cost of soliciting proxies for the meeting. Proxies may be solicited by regular employees of the Company in person, or by mail, courier, telephone or facsimile. The Company will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Stockholders of record at the close of business on March 31, 1997 are entitled to vote at the Annual Meeting. As of February 28, 1997, the Company had outstanding 7,570,000 shares of common stock, par value $.01 per share, (the "Common Stock"), which are the only outstanding voting securities of the Company. Each outstanding share of Common Stock is entitled to one vote. The holders of a majority of the votes entitled to be cast whether present in person or by proxy shall constitute a quorum for purposes of the Annual Meeting.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the independent tabulator appointed for the Annual Meeting and will determine whether or not a quorum is present. Stockholders representing a majority of the shares of Common Stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. Under the Delaware Business Corporation Law ("DBL"), any corporate action, other than the election of directors, must be authorized by a majority of the votes cast, except as otherwise required by the DBL or the Company's certificate of incorporation with respect to a specific proposal. For the purposes of determining whether a proposal has received a majority of the votes cast, where a stockholder abstains from voting or in instances where brokers are prohibited from exercising or chose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the vote. Pursuant to the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee, or similar representative or fiduciary capacity with authority to vote, or (ii) the broker is acting pursuant to the rules of any national securities exchange to which the broker is also a member.

  With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the elections of directors. Where the DBL requires the approval of a majority of outstanding shares for passage of a proposal, an abstention will have the same practical effect as a vote cast against the proposal.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

  The five directors of the Company are divided into classes having staggered terms of three years. At the Annual Meeting, one person is to be elected for a three-year term expiring in 2000. It is intended that the persons named in the accompanying form of proxy will vote for the election of the nominee named below for the term expiring in 2000 (or for a substitute nominee in the event of contingencies not known at present) unless the stockholders submitting the proxies specify otherwise. The other directors will continue in office for the remainder of their respective terms as indicated below.

  If the nominee is unable or unwilling to serve, the shares to be voted for such nominee which are represented by proxies will be voted for any substitute nominee designated by the Board of Directors, if none, the size of the Board of Directors will be reduced. The Company has no reason to believe that the nominee will be unable or unwilling to serve if elected.

  The following provides information about each nominee and continuing director as of February 28, 1997, including data on the business backgrounds, and the names of public companies and other selected entities for which they also serve as directors. The nominee named below has served as a director during the fiscal year ended December 31, 1996.

                       NOMINEE FOR TERM EXPIRING IN 2000

  PHILIP G. FORTE, age 32, has been a director of the Company since its formation. Mr. Forte has been the President of Wilshire Cellular, Inc., a cellular phone leasing company, since June 1994. Wilshire Cellular, Inc. is not an affiliate of the Company or other companies under common control with the Company. From March 1992 until June 1994, Mr. Forte was the Vice President, Sales and Marketing of Vinyl Chem International, Inc., a textile chemical repair manufacturer. From September 1989 until March 1992 Mr. Forte was the Vice President, Sales and Marketing of Pacific Western University.

                     DIRECTORS WHOSE TERMS EXPIRE IN 1999

  ANDREW A. WIEDERHORN, age 31, has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation. Mr. Wiederhorn founded the Wilshire group of companies (the "Wilshire Companies") in 1987 and continues to serve as the Chief Executive Officer of the Wilshire Companies that remained private after the reorganization of the Wilshire Companies in December 1996 (the "Wilshire Private Companies").

  LAWRENCE A. MENDELSOHN, age 35, has been a director and the President of the Company since its formation. Mr. Mendelsohn was the Executive Vice President of the Wilshire Companies from February 1993 until December 1996 and is President of the Wilshire Private Companies. From January 1992 until February 1993 Mr. Mendelsohn was Vice President, Principal and Head of Capital Markets for Emerging Markets of Bankers Trust New York Corporation/BT Securities Corporation. From August 1987 until January 1992 Mr. Mendelsohn was the Vice President, Senior Options Principal and Head of Proprietary Trading for Equities, Equity Options and Distressed Debt for JP Morgan and Co./JP Morgan Securities.

                     DIRECTORS WHOSE TERMS EXPIRE IN 1998

  DAVID DALE-JOHNSON, age 49, has been a director of the Company since its formation. Mr. Dale-Johnson has been the Director, Program in Real Estate, School of Business Administration, University of Southern California since 1988. Mr. Dale-Johnson is also a consultant for several public and private companies and government agencies.

  DON H. COLEMAN, age 58, has been a director of the Company since its formation. Since March 1994, Mr. Coleman has been the President of International Manufacturing and Licensing, Inc., a subsidiary of the ICT Group, Inc., a worldwide supplier of wireless phone equipment. From January 1988 until March 1994, Mr. Coleman was President of Liquid Spring Corporation, a manufacturer of automobile components. Mr. Coleman is a director of ICT Group, Inc., and Fabricated Metals, Inc., a materials handling equipment manufacturer.

BOARD OF DIRECTORS AND COMMITTEES

  The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee.

  The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Its 1996 members were: Andrew A. Wiederhorn, Don H.Coleman and David Dale-Johnson. The Company was formed in late 1996 and consequently the Audit Committee did not meet in 1996.

  The Compensation Committee oversees organizational, personnel, compensation and benefits policies and practices of the Company. It reviews and recommends to the Board of Directors the compensation of the executive officers. The Compensation Committee also administers the Stock Incentive Plan. Its members in 1996 were David Dale-Johnson and Don H. Coleman. The Company was formed in late 1996 and consequently the Compensation Committee did not meet in 1996.

MEETINGS OF DIRECTORS

  In calendar year 1996, the Board of Directors held 5 meetings. Each of the current directors of the Company attended at least 75% of the aggregate meetings held by the Board of Directors and by the Committees on which the director served.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors who is not an officer or employee of the Company is paid a per meeting fee of $1,000 for each Board of Directors' meeting and a per hour fee for each committee meeting attended which is not held on a regularly scheduled meeting date. Officers and employees of the Company who also serve as directors do not receive any retainer or additional fees for serving as a director. Under the Company's Stock Incentive Plan, on the last trading day of each calendar quarter beginning March 31, 1997, the Company will automatically grant each director who is not also an employee of the Company or a subsidiary of the Company an option to purchase that number of shares of Common Stock that equal $6,250 divided by the fair market value per share of the Common Stock (it's market price) on the date of grant.

  The affirmative vote of a plurality of the Common Stock outstanding and entitled to vote at the Annual Meeting is required to elect a nominee. The Board of Directors recommends a vote IN FAVOR of the nominee for director listed above. If not otherwise specified, proxies will be voted IN FAVOR of the nominee.

                                PROPOSAL NO. 2
            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  A resolution will be presented at the Annual Meeting to ratify the appointment by the Board of Directors of the firm of Arthur Andersen LLP as independent accountants, to examine the financial statements of the Company for the year ending December 31, 1997, and to perform other appropriate accounting services. Representatives of the firm will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

  The affirmative vote of a majority of the total votes cast on the proposal in person or by proxy is required to ratify the appointment of Arthur Andersen LLP. The Board of Directors recommends a vote IN FAVOR of the ratification of its appointment of Arthur Andersen LLP as independent accountants. If not otherwise specified, proxies will be voted IN FAVOR of this proposal.

                              SECURITY OWNERSHIP

  The following table shows as of February 28, 1997 the beneficial ownership of Common Stock with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and nominee for director, (iii) each executive officer named in the Summary Compensation Table, and (iv) directors and executive officers as a group.

NAME AND ADDRESS OF                             AMOUNT AND NATURE    PERCENT OF
BENEFICIAL OWNER                             OF BENEFICIAL OWNERSHIP   CLASS
-------------------                          ----------------------- ----------
Andrew A. Wiederhorn(1).....................        4,347,131(2)       52.38
Lawrence A. Mendelsohn(1)...................        2,173,330(3)       27.39
Bo G. Aberg(1)..............................            5,000(4)           *
Donald J. Berchtold(1)......................           16,417(5)           *
Sheryl Anne Morehead(1).....................            5,000(4)           *
Kenneth E. Kepp(1)..........................            9,245(6)           *
Chris Tassos(1).............................           14,761(7)           *
Phillip D. Vincent(1).......................           14,285(8)           *
Don H. Coleman(1)...........................           20,957(9)           *
Philip G. Forte(1)..........................            3,452(10)          *
David Dale-Johnson(1).......................           21,909(9)           *
Wellington Management Company, LLP(11)......          395,000           5.64
All executive officers and directors as a
 group (11 persons).........................        6,631,487          76.42

--------
(1) Address: c/o Wilshire Financial Services Group Inc., 1776 SW Madison Street, Portland, OR 97205.

(2) Includes 4 shares of Common Stock held by his minor children. Also includes 730,000 shares of Common Stock which may be acquired upon the exercise of options.

(3) Includes 65,000 shares of Common Stock held by a partnership controlled by Mr. Mendelsohn and his spouse. Also includes 365,000 shares of Common Stock which may be acquired upon the exercise of options.

(4) Includes 5,000 shares of Common Stock which may be acquired upon the exercise of options.

(5) Includes 2,571 held by his spouse and 952 shares held by his minor children. Also includes 8,133 shares of Common Stock which may be acquired upon the exercise of options.

(6) Includes 6,845 shares of Common Stock which may be acquired upon the exercise of options.

(7) Includes 4,761 shares held jointly with his spouse and 10,000 shares of Common Stock which may be acquired upon the exercise of options.

(8) Includes 3,333 shares held jointly with his spouse and 952 shares held by his minor children. Also includes 10,000 shares of Common Stock which may be acquired upon the exercise of options.

(9) Includes 9,735 shares of Common Stock which may be acquired upon the exercise of options.

(10) Includes 2,500 shares of Common Stock which may be acquired upon the exercise of options.

(11) Based upon information obtained from a Schedule 13G filed with the Securities and Exchange Commission on or about February 15, 1997. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

* less than one (1) percent

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the total compensation paid or accrued by the Company for services rendered during the year ended December 31, 1996 to the Chief Executive Officer of the Company, and to each of the four other most highly compensated executive officers of the Company whose total cash compensation for the year ended December 31, 1996 exceeded $100,000 (the "Named Executive Officers").

                                     ANNUAL                    LONG-TERM
                                  COMPENSATION               COMPENSATION
                             -------------------------   ---------------------
                                                         SECURITIES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR SALARY($)   BONUS($)     OPTIONS/SARS (#)    COMPENSATION($)
---------------------------  ---- ---------   --------   --------------------- ---------------
Andrew A. Wiederhorn.....    1996   65,000(1)      --           730,000                --
  Chairman, Chief
  Executive Officer,
  Secretary and Treasurer
Lawrence A. Mendelsohn...    1996   73,494(1)      --           365,000                --
 President
David Spahlinger(2)......    1996  260,401         --                --                --
 President, First Bank
R. Scott Stevenson.......    1996  136,801     40,000(3)             --            81,370(4)
 President, Savings Banks

--------
(1) Mr. Wiederhorn and Mr. Mendelsohn elected in the past to receive minimal compensation from the Wilshire Companies to maintain capital in the Wilshire Private Companies and have received shareholder loans from the Wilshire Companies to fund their investment in Wilshire Acquisitions Corporation, a wholly-owned subsidiary of the Company and certain other expenses.

(2) Mr. Spahlinger left the employment of First Bank of Beverly Hills, F.S.B., a wholly-owned subsidiary of the Company, in October 1996.

(3) Annual discretionary bonus paid by the Savings Banks (as defined herein). The amount of the annual discretionary bonus was determined by the board of directors of the Savings Banks.

(4) Includes relocation bonus and sick leave payout.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides information concerning stock options granted by the Company during the year ended December 31, 1996, to each of the Named Executive Officers.

                                                                                POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED
                                         % OF TOTAL                               ANNUAL RATES OF
                          NUMBER OF     OPTIONS/SARS                                STOCK PRICE
                          SECURITIES     GRANTED TO                               APPRECIATION FOR
                          UNDERLYING    EMPLOYEES IN    EXERCISE OR                OPTION TERM(1)
                         OPTIONS/SARS    YEAR ENDED     BASE PRICE  EXPIRATION ----------------------
NAME                      GRANTED(#)  DECEMBER 31, 1996   ($/SH)       DATE        5%         10%
----                     ------------ ----------------- ----------- ---------- ---------- -----------
Andrew A. Wiederhorn....   730,000            67%          11.40       (2)     $4,097,000 $11,367,000
Lawrence A. Mendelsohn..   365,000            33%          11.43       (2)     $2,001,000 $ 5,573,000
David Spahlinger........      --             --             --          --         --         --
R. Scott Stevenson......      --             --             --          --         --         --

--------
(1) These amounts represent hypothetical gains that could be achieved for the options if they are exercised at the end of their terms. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission. They do not represent the Company's estimate or projection of future prices of the Common Stock.

(2) Five years after the closing of the common stock offering for the incentive stock options (19,047 shares for Mr. Wiederhorn and 19,047 shares for Mr. Mendelsohn) and ten years after the closing of the common stock offering for the non-qualified stock options (710,953 shares for Mr. Wiederhorn and 345,953 shares for Mr. Mendelsohn).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee report below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. The Compensation Committee of the Board of Directors of the Company (the "Committee") is made up exclusively of non-employee directors. The Committee administers the executive compensation programs of the Company. All actions of the Committee pertaining to executive compensation are submitted to the Board of Directors for approval.

  The Company's executive compensation program is designed to attract, retain, and motivate high caliber executives and to focus the interests of the executives on objectives that enhance stockholder value. These goals are attained by emphasizing "pay for performance" by having a portion of the executive's compensation dependent upon business results and by providing equity interests in the Company. The principal elements of the Company's executive compensation program are base salary and stock options. In addition, the Company recognizes individual contributions as well as overall business results, using a discretionary bonus program.

 Base Salary

  The base salaries for the Company's executives for 1996 were not determined by the Committee. The base salaries for Andrew A. Wiederhorn and Lawrence A. Mendelsohn for 1996 and 1997 are set forth in their respective employment agreements, which are described under "Employment and Other Arrangements." In the future, base salaries will be reviewed annually by the Committee. The Committee believes that base salaries for executive officers should reflect the scope of their responsibilities, the success of the Company, and contributions of each executive to that success. The Committee also believes that base salaries should reflect competitive salary practices.

 Bonuses

  The Company did not pay any bonuses in 1996. In future years the Committee will determine the amount of cash bonuses, if any, to be paid by the Company in future periods. The bonuses, if any to be paid by the Company in 1997 to Messrs. Wiederhorn and Mendelsohn are subject to a cap, as set forth in their respective employment agreements. Annual discretionary bonuses were paid by the Savings Banks (as defined herein) in 1996. The amount of the annual discretionary bonuses was determined by the board of directors of the Savings Banks.

 Incentive Stock Option Plan

  Prior to its initial public offering in December 1996, the Company adopted an Incentive Stock Option Plan, (the "Stock Plan"). The purpose of the Stock Plan is to enable the Company to attract, retain and motivate key employees, directors and, on occasion, consultants, by providing them with equity participation in the Company. Accordingly, the Stock Plan permits the Company to grant incentive stock options ("ISOs"), non-statutory stock options ("NSOs"), restricted stock and stock appreciation rights (collectively "Awards") to employees, directors and consultants of the Company and subsidiaries of the Company. The Board of Directors has delegated administration of the Stock Plan to the Committee.

  Under the Stock Plan, the Committee may grant ISOs and NSOs. The option exercise price of both ISOs and NSOs may not be less than the fair market value of the shares covered by the option on the date the option is granted. However, the exercise price of ISOs granted to holders of more than 10% of the Company's outstanding stock may not be less than 110% of that fair market value. The Committee may also grant Awards of restricted shares of Common Stock. Each restricted stock Award would specify the number of shares of Common Stock to be issued to the recipient, the date of issuance, any consideration for such shares and the restrictions imposed on the shares (including the conditions of release or lapse of such restrictions). The Committee may also grant Awards of stock appreciation rights. A stock appreciation right entitles the holder to receive from the Company, in cash or Common Stock, at the time of exercise, the excess of the fair market value at the date of exercise of a share of Common Stock over a specified price fixed by the Committee in the Award, multiplied by the number of shares as to which the right is being exercised. The specified price fixed by the Committee will not be less than the fair market value of shares of Common Stock at the date the stock appreciation right was granted.

  In 1996, the Company issued options for a total of 1,095,000 shares of Common Stock to executive officers and employees.

 Policy of Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code limits the Company's tax deduction to $1 million for compensation paid to the Named Executive Officers, unless certain requirements are met. One of these requirements is that compensation over $1 million must be performance based. The Committee intends to continue to use performance-based compensation, which should minimize the effect of these regulations. However, the Committee strongly believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to stockholders, and that the loss of a tax deduction may be necessary in some circumstances. Base salary does not qualify as performance-based compensation under IRS regulations.

 CEO Compensation

  Andrew A. Wiederhorn was appointed the Company's chief executive officer at its formation. Mr. Wiederhorn's base salary for 1996 and 1997 was not determined by the Committee and is set forth in an employment agreement. Future decisions regarding Mr. Wiederhorn's base salary and bonus will be determined by the Committee, using criteria similar to that used for the other executive officers of the Company.

                                          COMPENSATION COMMITTEE
                                          David Dale-Johnson
                                          Don H. Coleman

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Determinations regarding compensation of the Company's employees are made by the Committee. David Dale-Johnson and Don H. Coleman are the members of the Committee. Neither David Dale-Johnson nor Don Coleman participated in the compensation decisions relating to Messrs. Wiederhorn's and Mendelsohn's base salary for fiscal 1996 and 1997. Messrs. Wiederhorn and Mendelsohn actively participated in such decisions.

  The Company leases office space for its corporate headquarters from Wilshire Properties I, Incorporated, an Oregon corporation ("WPI"). Andrew A. Wiederhorn and Lawrence A. Mendelsohn are the beneficial owners of WPI. The lease agreement provides for an aggregate annual rent payment in 1997 of approximately $276,000 and expires December 31, 2001. In addition to base rent the Company is required to pay its proportionate share of operating expenses incurred by WPI in connection with the operations of the building. Girard Savings Bank, F.S.B., a wholly-owned subsidiary of the Company ("Girard") and First Bank of Beverly Hills, F.S.B., a wholly-owned subsidiary of the Company ("First Bank" and collectively with Girard the "Saving Banks") sub-lease approximately 8,000 sq. ft. of office space in two locations from the Company for an aggregate annual rental payment in 1997 of $4. The term of the sub-lease is year-to-year.

  On December 24, 1996, certain executive officers and directors exchanged 5.1% of the capital stock of Girard, 5.1% of the capital stock of First Bank, and approximately 99% of the capital stock of Wilshire Acquisitions Corporation, a wholly-owned subsidiary of the Company (which itself owns 94.9% of the capital stock of Girard and First Bank), for 5,447,901 shares of Common Stock of the Company.

  The Company, Wilshire Funding Corporation, a wholly-owned subsidiary of the Company ("WFC"), Wilshire Servicing Corporation, a wholly-owned subsidiary of the Company ("WSC") and Wilshire Credit Corporation, a corporation owned by Messrs. Wiederhorn and Mendelsohn ("WCC") entered into a loan servicing agreement (the "Loan Servicing Agreement") pursuant to which WCC will provide loan portfolio management services, including billing, portfolio administration and collection services for all Loans. Pursuant to the Loan Servicing Agreement, the Company shall be required to pay a servicing fee equal to a market rate.

  After the second anniversary of the closing of the common stock offering (December 24, 1998), the Company will have the option to begin servicing its newly-acquired loan portfolios and WCC's loans (the "Servicing Transfer"), provided that the Company or one of its subsidiaries has obtained the appropriate licenses. Notwithstanding the foregoing, the Company may request that the Servicing Transfer occur on an earlier date, provided that the foregoing conditions are met. WCC, in its sole discretion may refuse to effect the Servicing Transfer prior to the end of the second year. The Servicing Transfer will occur automatically on the third anniversary of the closing of the common stock offering. Following the Servicing Transfer, the fees and costs to be paid by WCC for the servicing of its loans and the loans that WCC is servicing for others shall be the Company's average costs for such collection as specified in the Loan Servicing Agreement.

  Girard and First Bank have each entered into loan servicing agreements for performing loans with WCC pursuant to which WCC provides loan portfolio management services, including billing, portfolio administration and collection services for all loans owned, acquired or made by the Savings Banks. WCC receives a fee equal to ten dollars per month for each loan serviced. The loan servicing agreements are year-to-year and may be terminated by the Savings Banks or WCC by giving notice at least sixty days prior to renewal date.

  The Savings Banks and WCC have also entered into loan servicing agreements with respect to specific discounted loan portfolios. Pursuant to these loan servicing agreements WCC provides loan portfolio management services, including billing, portfolio administration and collection services for the loans in the specified loan portfolios. Servicing fees for new discounted loan portfolio servicing agreements are chosen by the boards of directors of the Savings Banks based upon fees charged by WCC in any other appropriate third-party servicing agreement.

  The Company and WCC and its private affiliates entered into an Administrative Services Agreement pursuant to which WCC and its private affiliates (Messrs. Wiederhorn and Mendelsohn are the principal owners of WCC and its private affiliates) and the Company have agreed to provide certain services to each other, including, among other things, certain financial reporting functions, legal compliance, banking, risk management and operational and strategic matters. The Administrative Services Agreement will provide for the payment of a market rate plus reimbursement of any third party expenses for any services rendered by one party for another. The initial term of the Administrative Services Agreement will expire on December 31, 1997; it will continue for successive one year renewal periods unless terminated by either of the parties on not less than 90 days notice prior to the end of any period. The parties to the Administrative Service Agreement have agreed to indemnify each other against liability arising out of the willful misconduct or gross negligence of the indemnifying party.

  Messrs. Wiederhorn and Mendelsohn are the principal owners of WCC. Messr. Wiederhorn is also the sole director of WCC. For a period of two to three years after the closing of the common stock offering while the Company is in the process of obtaining the necessary licensing approvals for its servicing operations certain executive officers of the Company, including Andrew Wiederhorn, Lawrence Mendelsohn, Kenneth Kepp, Donald Berchtold, Chris Tassos and Phillip Vincent, will also continue to be executive officers of WCC. Such executive officers are expected to receive minimal compensation from WCC. Following receipt of the necessary licensing approvals only Messrs. Wiederhorn and Mendelsohn, the shareholders of WCC will continue to be executive officers of WCC.

                               PERFORMANCE GRAPH

  The Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The following Performance Graph covers the period beginning December 20, 1996 when the Company's Common Stock was first traded on the NASDAQ Stock Market through December 31, 1996. The graph compares the performance of the Company's Common Stock to the S&P 500 and a Financial Services Index ("FSI").



                                    [GRAPH]


                         1996 MEASUREMENT PERIOD(1)(2)

                                                       DECEMBER 19, DECEMBER 31,
                                                           1996         1996
                                                       ------------ ------------
      Company.........................................   $100.00      $154.76
      S&P 500.........................................   $100.00      $102.00
      FSI(3)..........................................   $100.00      $ 99.33

--------
(1) Assumes all distributions to stockholders are reinvested on the payment dates.

(2) Assumes $100 invested on December 19, 1996 in the Company's Common Stock, the S&P 500 Index and the FSI.

(3) The companies included in the FSI are Advanta Corporation, Amresco Inc., Countrywide Credit Industries Inc., Green Tree Financial Corporation, Imperial Thrift and Loan and Ocwen Financial Corporation.

                       EMPLOYMENT AND OTHER ARRANGEMENTS

  The Company has entered into substantially similar employment agreements, effective November 1, 1996, with Andrew A. Wiederhorn (as Chief Executive Officer) and Lawrence A. Mendelsohn (as President) (each individually, an "Executive" and collectively, the "Executives"). Each agreement provides for an initial three-year term which is automatically renewable for successive two-year terms (the "Employment Term") unless either party gives written notice to the other at least ninety days prior to the expiration of the then Employment Term.

  The agreement provides for an annual base salary of $300,000 for Mr. Wiederhorn and $300,000 for Mr. Mendelsohn (which may be increased, but not decreased, by the Compensation Committee of the Board of Directors) and an annual bonus. The bonus payable to Mr. Wiederhorn and Mr. Mendelsohn will be determined by the Compensation Committee of the Board of Directors and may not exceed in the aggregate 20% of the pre-tax profits of the Company. Mr. Wiederhorn and Mr. Mendelsohn will share equally in the first $400,000 of any such bonus and thereafter their respective bonus will be two-thirds and one-third. The agreement also provides that Mr. Wiederhorn and Mr. Mendelsohn may participate in the Company's Incentive Stock Plan.

  The agreement also provides that during the Employment Term and thereafter, the Company will indemnify the Executive to the fullest extent permitted by law, in connection with any claim against the Executive as a result of the Executive serving as an officer or director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. Following the Executive's termination of employment, the Company will continue to cover the Executive even if the Executive has ceased to serve in such capacity.

  If any payment to the Executive together with certain other amounts paid to the Executive, exceeds certain threshold amounts and results from a change in ownership as defined in Section 280G(b)(2) of the Code, the agreements provide that the Executive will receive an additional amount to cover the federal excise tax and any interest, penalties or additions to tax with respect thereto on a "grossed up" basis.

  The agreement may be terminated at any time by the Executive for Good Reason or with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs) or by the Company with or without Cause (as each capitalized term is defined in the agreement).

  If the Executive terminates his employment with the Company for Good Reason, with or without Good Reason during the Change in Control Protection Period (if a Change in Control occurs), the Executive is terminated without Cause, or the Executive's employment terminates as a result of the Company giving notice of nonextension of the Employment Term, he will receive severance pay (i) in an amount equal to three times Base Salary in effect at termination and three times the highest annual bonus paid or payable for any of the previous three years, (ii) accelerated full vesting under all outstanding equity-based and long-term incentive plans, (iii) any other amounts or benefits due under then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice), (iv) three years of additional service credit that the Executive would otherwise have been credited under any pension type qualified or nonqualified pension plan, (v) three years of the maximum Company contribution under any qualified or nonqualified 401(k) type plan and (vi) continued medical benefits for three years. The agreement provides that Executive will have no obligation to mitigate the Company's financial obligations in the event of his termination due to death, disability, termination for Good Reason, termination with or without Good Reason during the Change in Control Protection Period or termination without Cause, and there will be no offset against the Company's financial obligations for other amounts earned by the Executive.

  If termination is the result of Executive's death, the Company will pay to the Executive (or his estate), an amount equal (i) any earned but not yet paid compensation, (ii) a pro-rated bonus, (iii) any other amounts or benefits due under then applicable employee benefit plans of the Company (in accordance with such plan, policy or practice), (iv) payment on a monthly basis of 6 months of base salary to Executive's spouse or dependents and (v) continued medical coverage for the Executive's spouse and dependents for three years. In addition, the Executive will receive accelerated full vesting under all outstanding equity-based and long-term incentive plans. If Executive's employment is terminated by reason of disability, the Executive will be entitled to receive payments and benefits to which his representatives would be entitled in the event of his termination by reason of death, provided that the payment of base salary will be reduced by any long-term disability payments under any policy maintained by the Company.

                 CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

  See "Compensation Committee Interlocks and Insider Participation."

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely on a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company for the year ended December 31, 1996, the following directors, officers, or beneficial owners of more than 10% of the Company's common stock, failed to timely furnish reports on Form 3, 4 and 5: Andrew A. Wiederhorn, Lawrence A. Mendelsohn, Phillip D. Vincent, David Dale-Johnson and Donald J. Berchtold.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be included in next year's proxy statement must be received by the Corporate Secretary at the principal executive offices of Wilshire Financial Services Group Inc., 1776 SW Madison Street, Portland, OR 97205, no later than the close of business on January 9, 1997.

                               FURTHER BUSINESS

  The Board of Directors is not aware of any matters to come before the Annual Meeting other than those set forth in this proxy statement. If any further business is presented at the Annual Meeting, the person named in the proxies will act on behalf of the stockholders they represent according to their best judgment.

                                          By order of the Board of Directors

                                          /s/ Lawrence A. Mendelsohn

                                          Lawrence A. Mendelsohn
                                          President

April 11, 1997

                    WILSHIRE FINANCIAL SERVICES GROUP INC.

    This proxy is solicited on behalf of the Board of Directors of Wilshire
     Financial Services Group Inc. for the Annual Meeting on May 12, 1997

     The undersigned appoints Andrew A. Wiederhorn and Lawrence A. Mendelsohn, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Wilshire Financial Services Group Inc., Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 12, 1997, and at any adjournment or postponement thereof as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given this proxy will be voted FOR proposals 1 and 2.

                     (Continued and to be dated and signed on the reverse side.)



                                WHILSHIRE FINANCIAL SERVICES GROUP INC.
                                P. O. BOX 11360
                                NEW YORK, N.Y.  10203-0360

             [_]

1.  Election of Director

FOR the nominee                     WITHHOLD AUTHORITY to vote
listed below        [_]             for the nominee listed below       [_]

Nominee:  Philip G. Forte



2. To ratify and approve the selection by the Board of Directors of Arthur Andersen LLP as independent public accountants for the Company for the fiscal year ending December 31, 1997.

    In their discretion the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.


    FOR    [_]              AGAINST    [_]                 ABSTAIN    [_]


                                                Change of Address and
                                                or Comments Mark Here     [_]


The signature on this Proxy should correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies, co-executors, or co-trustees, both should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.

                                    Dated: _______________________________, 1997

                                    ____________________________________________
                                                       Signature

                                    ____________________________________________
                                                       Signature

                                    VOTES MUST BE INDICATED
                                    (X) IN BLACK OR BLUE INK      [X]


   (Please sign, date and return this proxy in the enclosed postage prepaid envelope.)